Amendment to

Amended and Restated Investment Advisory

and Management Agreement

Between JNL Investors Series Trust and

Jackson National Asset Management, LLC

This Amendment is made by and between JNL Investors Series Trust, a Massachusetts business trust (“Trust”) and Jackson National Asset Management, LLC, a Michigan limited liability company (“Adviser”).

Whereas, the Trust and the Adviser (“Parties”) entered into an Amended and Restated Investment Advisory and Management Agreement effective as of the 1st day of December, 2012, as amended (“Agreement”), whereby the Adviser agreed to perform certain investment advisory services, on behalf of several separate series of shares (each a “Fund”) listed on Schedule A of the Agreement.

Whereas, fee changes for the JNL Money Market Fund have been approved by the Board of Trustees of the Trust, effective January 1, 2017.

Whereas, pursuant to approval of the fee changes for JNL Money Market Fund, the Parties have agreed to amend Schedule B of the Agreement to update the fees for the JNL Money Market Fund.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated January 1, 2017, attached hereto.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

In Witness Whereof, the Adviser and the Trust have caused this Amendment to be executed, effective January 1, 2017.

JNL Investors Series Trust		Jackson National Asset Management, LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO

Schedule B
Dated January 1, 2017
(Compensation)

Fund	Assets	Advisory Fee (Annual Rate Based on Average Net Assets of each Fund)
JNL/PPM America Low Duration Bond Fund	$0 to $500 million Over $500 million	0.45% 0.40%
JNL Money Market Fund	$0 to $750 million $750 million to $3 billion $3 billion to $5 billion Over $5 billion	0.20% 0.18% 0.16% 0.14%

B-1